Exhibit 99.1 DeAnne Gabel Director - Investor Relations

Investor Update	Issue Date: June 21, 2010

This investor update provides information on Continental's guidance for the second quarter and full year 2010 on a standalone basis and does not take into account any changes that could result from the proposed merger with UAL Corporation.

Advanced Booked Seat Factor (Percentage of Available Seats that are Sold)
Compared to the same period last year, for the next six weeks, mainline domestic advanced booked seat factor is down 4 to 5 points, mainline Latin advanced booked seat factor is down approximately 6 points, Transatlantic advanced booked seat factor is up 1 to 2 points, Pacific advanced booked seat factor is up 10 to 11 points, and regional advanced booked seat factor is down 3 to 4 points.

Last year at this time, due to declining business mix and weakness in leisure yields, the Company made the decision to make more domestic leisure inventory available for sale earlier in the booking curve.  This year the Company has seen a modest improvement in business demand and stronger leisure yields and, therefore, has returned to a more normal management of the domestic booking curve.

For the second quarter of 2010, the Company expects both its consolidated and mainline load factors to be up about 1.5 points year-over-year (“yoy”) compared to the same period in 2009.

Unrestricted Cash, Cash Equivalents and Short Term Investments Balance
The Company anticipates ending the second quarter of 2010 with an unrestricted cash, cash equivalents and short-term investments balance of approximately $3.5 billion.  The Company’s previous estimate provided on April 22, 2010 assumed the holders of its $175 million 5% convertible notes (“the notes”) would exercise their initial put option and that the notes would be repurchased by the Company and settled in cash.  Holders of the notes chose not to exercise this initial put option which expired on June 14, 2010, and as a result, the notes remain outstanding.  The Company can elect to exercise its call option in accordance with the terms of the indenture for the notes.

Cargo, Mail, and Other Revenue
The Company's Cargo, Mail, and Other Revenue for the second quarter of 2010 is expected to be between $385 and $395 million.

Available Seat Miles (ASMs)	2010 Estimate
Year-over-Year % Change
2nd Qtr.
Mainline
Domestic	(1.8%)
Latin America	10.3%
Transatlantic	(5.9%)
Pacific	2.2%
Total Mainline	(0.8%)

Regional	3.3%

Consolidated
Domestic	(0.7%)
International	0.1%
Total Consolidated	(0.3%)

For the full year 2010, Continental expects its consolidated capacity to be up 0.5% to 1.5% yoy.  Mainline capacity is expected to be up 0.5% to 1.5% yoy, with mainline domestic capacity down 0.5% to 1.5% yoy and mainline international capacity up 2% to 3% yoy.

Load Factor	2nd Qtr. 2010 (E)			Full Year 2010 (E)
Domestic	86%	-	87%	84%	-	85%
Latin America	79%	-	80%	80%	-	81%
Transatlantic	85%	-	86%	81%	-	82%
Pacific	83%	-	84%	80%	-	81%
Total Mainline	84%	-	85%	82%	-	83%

Regional	81%	-	82%	78%	-	79%

Consolidated	84%	-	85%	82%	-	83%

Continental's month-to-date consolidated load factor is updated daily and can be found on www.continental.com on the Investor Relations page under the About Continental menu.

CASM Mainline Operating Statistics	2010 Estimate (cents)
	2nd Qtr.			Full Year
CASM	11.21	-	11.26	11.30	-	11.35
Special Items per ASM	0.00			(0.01)
CASM Less Special Items (a)	11.21	-	11.26	11.29	-	11.34
Aircraft Fuel & Related Taxes per ASM	(3.22)			(3.22)
CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	7.99	-	8.04	8.07	-	8.12

CASM Consolidated Operating Statistics

CASM	12.05	-	12.10	12.16	-	12.21
Special Items per ASM	0.00			(0.01)
CASM Less Special Items (a)	12.05	-	12.10	12.15	-	12.20
Aircraft Fuel & Related Taxes per ASM	(3.45)			(3.44)
CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	8.60	-	8.65	8.71	-	8.76

(a) Special charges for the full year consist of $6 million of aircraft-related charges, net, and $4 million of severance.
(b) Cost per available seat mile less special items is computed by dividing operating expenses excluding special items by available seat miles. These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(c) Cost per available seat mile less special items and aircraft fuel and related taxes is computed by dividing operating expenses excluding special charges and aircraft fuel and related taxes by available seat miles.  This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility.  Both the cost and availability of fuel are subject to many economic and political factors beyond Continental's control.

Selected Expense Amounts (Consolidated Expense)	2010 Estimate Amounts ($Millions)
	2nd Qtr.	Full Year
Aircraft Rent	$230	$919
Depreciation & Amortization	$122	$511
Net Interest Expense*	$85	$344
*Net Interest Expense includes interest expense, capitalized interest and interest income.

Foreign Exchange Losses
The Company is expecting to record a foreign exchange loss in the second quarter 2010 due to recent declines in the value of many foreign currencies against the U.S. dollar.  Declines primarily in the euro and British pound against the U.S. dollar have resulted in losses on foreign-denominated cash and other receivables related to its operations in those areas of the world.  The Company estimates that its foreign exchange losses in the second quarter 2010 will be approximately $10 million.  Foreign exchange losses and gains are recorded in “Other Non-Operating Income/(Expense)”.

Pension Expense and Contributions
As of June 18, 2010, the Company has contributed $74 million to its tax-qualified defined benefit pension plans.  The Company estimates that its remaining minimum funding requirements for calendar year 2010 are approximately $50 million.

The Company estimates that its non-cash pension expense will be approximately $215 million for 2010.  This amount excludes non-cash settlement charges related to lump-sum distributions.  Settlement charges are possible during 2010, but the Company is not able at this time to estimate the amount of these charges.

Fuel Requirements (Gallons)	2010 Estimate
	2nd Qtr.	Full Year
Mainline	353 million	1,405 million
Regional	73 million	284 million

Consolidated Fuel Price per Gallon (including fuel taxes and	$2.26	$2.25
impact of hedges)

Fuel Hedges - As of June 16, 2010
As of June 16, 2010, the Company's projected consolidated fuel requirements were hedged as follows:

	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price (per gallon)
Second Quarter 2010
WTI crude oil swaps	22%	$1.88	22%	$1.88
Jet fuel swaps	1%	$2.26	1%	$2.26
WTI crude call options	10%	$2.20	n/a	n/a
Total	33%		23%
Third Quarter 2010
WTI crude oil swaps	22%	$1.90	22%	$1.90
Jet fuel swaps	3%	$2.26	3%	$2.26
WTI crude call options	19%	$2.25	n/a	n/a
Total	44%		25%
Fourth Quarter 2010
WTI crude oil swaps	7%	$1.75	7%	$1.75
WTI crude call options	22%	$2.28	n/a	n/a
WTI crude oil collars	6%	$2.38	6%	$1.73
Total	35%		13%
First Quarter 2011
WTI crude oil swaps	4%	$1.76	4%	$1.76
WTI crude call options	6%	$2.31	n/a	n/a
WTI crude oil collars	3%	$2.38	3%	$1.67
Total	13%		7%

Debt and Capital Leases
As of June 18, 2010, scheduled debt and capital lease payments for the full year 2010 are $813 million, with $151 million paid in the first quarter and approximately $261 million, $76 million and $325 million scheduled in the second, third and fourth quarters of 2010, respectively.

Continental Airlines, Inc. Tax Computation
Generally, the Company's ability to record a tax benefit on net losses is limited by its net deferred tax position.  The Company previously recorded the maximum available deferred tax benefit permitted by its prior net deferred tax liability position.  Subsequent losses will generally not be benefitted until the Company re-establishes a net deferred tax liability.  Subsequent pretax income, when considered along with subsequent other comprehensive income, will generally not carry tax expense until the Company exhausts its beginning unbenefitted net deferred tax assets via release of valuation allowance.

An exception exists in the event the Company generates a loss from continuing operations while generating other comprehensive income.  Under this circumstance, accounting rules require the Company to record a tax benefit on the loss from continuing operations and a tax expense on other comprehensive income.  The tax benefit is non-cash and is reported on the income statement while the tax expense is non-cash and is recorded directly to other comprehensive income, which is a component of stockholders’ equity.  Items of other comprehensive income broadly include changes in the fair value of the Company’s hedging instruments and changes in the Company’s pension liability resulting from, among other things, changes in actuarial assumptions and the fair value of the pension plan assets.  Because these items are generally not known until late in the year, any applicable amount would only likely be recorded during the fourth quarter.

Cash Capital Expenditures ($Millions)	2010 Estimate
Fleet Related	$290
Non-Fleet	115
Net Capital Expenditures*	$405
Net Purchase Deposits Paid/(Refunded)	20
Total Cash Expenditures	$425

*Includes rotable parts and capitalized interest

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Second Quarter 2010 (Millions)
Quarterly	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $118	140	167	$10
Between $68 - $118	140	162	$6
Between $30 - $68	140	154	$2
Under $30	140	142	--
Net Loss	140	140	--

Full Year 2010 (Millions)
Year-to-date	Number of Shares		Interest addback (net of applicable profit
Earnings Level	Basic	Diluted	sharing and income taxes impact)
Over $478	140	167	$35
Between $207 - $478	140	163	$22
Between $119 - $207	140	154	$10
Under $119	140	143	--
Net Loss	140	140	--

These share count charts are based upon several assumptions including market stock price and number of shares outstanding.

This update contains forward-looking statements that are not limited to historical facts, but reflect the company’s current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company’s 2009 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the potential for significant volatility in the cost of aircraft fuel, the consequences of its high leverage and other significant capital commitments, its high labor and pension costs, delays in scheduled aircraft deliveries, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including continuing weakness in the U.S. and global economies, the airline pricing environment, terrorist attacks, regulatory matters, excessive taxation, industry consolidation and airline alliances, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.